UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]Preliminary Proxy Statement

[   ]Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]Definitive Proxy Statement

[X]Definitive Additional Materials

[   ]Soliciting Material Pursuant to §240.14a-12

PIONEER FLOATING RATE FUND, INC. (PHD) (Name of Registrant(s) as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)Title of each class of securities to which transaction applies:

2)Aggregate number of securities to which transaction applies:

3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)Proposed maximum aggregate value of transaction:

5)Total fee paid:

[   ]Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Victory Capital®

PIONEER INVESTMENTS
A VICTORY CAPITAL® INVESTMENT FRANCHISE

STOCKHOLDER MEETING ADJOURNED TO AUGUST 22, 2025

PIONEER FLOATING RATE FUND, INC. (PHD)

Dear Valued Stockholder:

The Special Meeting of Stockholders of Pioneer Floating Rate Fund (PHD) has been adjourned once again due to a lack of stockholder participation. The Special Meeting has been adjourned to August 22, 2025 to provide stockholders with additional time to vote. A large portion of your fellow stockholders have voted in support of the liquidation proposal.

ACCORDING TO OUR RECORDS WE HAVE NOT RECEIVED YOUR PROXY VOTE. Please review the proxy material and vote your shares accordingly. Remember, your vote is important enough to the outcome of this Special Meeting for us to be reaching out to you.

YOUR VOTE NEEDS TO BE RECORDED PRIOR TO 11:59 PM ET ON AUGUST 21, 2025

The Board of Directors of PHD has recommended stockholders to vote “For” the proposed liquidation. We’d greatly appreciate your vote on this important proposal.

YOU CAN VOTE USING ONE OF THE CONVENIENT OPTIONS BELOW:

•Online: Visit the website indicated on the enclosed proxy card.

•Phone: Call (800) 622-1569. You can speak to a representative to place your vote.

VOTING IS EASY AND ONLY TAKES A MOMENT OF YOUR TIME. By casting your proxy vote now, you will ensure that your shares are represented and that we will not need to reach out to you further relating to the voting process. Detailed information about the Special Meeting of Shareholders and the proposals to be voted on can be found in the proxy statement, or online at: https://vote.proxyonline.com/pioneer/docs/2025proxy.pdf

If you have any questions about the proposals, you may contact us at (800) 622-1569. Representatives are available 9:00 am to 10:00 pm Eastern Time, Monday through Friday and Saturday from 10:00 am to 6:00 pm Eastern Time.

Thank you for your time and consideration.

Sincerely,

Thomas Dusenberry

President

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